Exhibit 4.9

this note HAs NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. this note MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED in the absence of such registration or AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH the act aND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

SIXTH AMENDED AND RESTATED PROMISSORY NOTE

$2,755,000	Original Issue Date: March 30, 2016
First Amendment and Restatement Date: April 27, 2016
Second Amendment and Restatement Date: May 24, 2016
Third Amendment and Restatement Date: June 2, 2016
Fourth Amendment and Restatement Date: June 22, 2016
Fifth Amendment and Restatement Date: July 5, 2016
Sixth Amendment and Restatement Date: July 21, 2016

Los Angeles, CA

FOR VALUE RECEIVED, and subject to the terms and conditions set forth in this Promissory Note ("Note"), Catasys, Inc. (the "Payor"), hereby unconditionally promises to pay to the order of Acuitas Group Holdings, LLC or its assigns (the "Payee"), in lawful money of the United States of America in immediately available funds, at such location as the Payee shall designate in writing, $2,755,000, within thirty (30) business day of demand by Payee (the "Maturity Date"), and to pay interest on the unpaid principal amount hereof at the rates specified below on the Maturity Date. This note amends, restates and replaces that certain promissory note, originally issued on March 30, 2016, in the original principal amount of $900,000, and that amended and restated promissory note, issued as of April 27, 2016, in the principal amount of $1,300,000, and that second amended and restated promissory note, issued on May 24, 2016, in the principal amount of $1,705,000 and that third amended and restated promissory note, issued on June 2, 2016, in the principal amount of $1,935,000, and the fourth amended and restated promissory note, issued June 22, 2016, in the principal amount of 2,185,000, and the fifth amended and restated promissory note, issued July 5, 2016, in the amount of $2,605,000.

The Payor further agrees to pay interest to the Payee on the unpaid principal amount hereof from the date hereof at a rate per annum equal to 8% until the Maturity Date, and thereafter, until payment in full of the principal amount hereof (whether before or after judgment) at a rate per annum equal to 12%. Interest shall be payable on the Maturity Date, on the date of any prepayment and, after the Maturity Date, on demand.

The Payor may prepay the principal amount of this Note in whole or in part at any time or from time to time without premium or penalty; provided that each prepayment shall be accompanied by payment of accrued interest to the date of prepayment.

Upon the commencement by or against the Payor of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor or its debts, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

The Payee is hereby authorized to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

The Payor hereby waives diligence, presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon the Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of the Payee and its successors and assigns, including subsequent holders hereof. The Payor's obligations under this Note may not be assigned without the prior written consent of the Payee.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first above written.

Catasys, Inc. as Payor

By_____________________ Name: Susan Etzel Title: Chief Financial Officer

Acuitas Group Holdings, LLC as Payee

By_____________________ Name: Title:

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